Exhibit 99.1

Freshpet Appoints Dave West to its Board of Directors

West brings nearly 30 years of experience leading high-growth pet and CPG companies and brands

Walt George assumes role of Board Chair, effective immediately, as Charles Norris retires from Board

SECAUCUS, N.J., – July 21, 2023 (GLOBE NEWSWIRE) – Freshpet, Inc. (NASDAQ: FRPT) (“Freshpet” or the “Company”) today announced that David J. West has been appointed to the Company’s Board of Directors (the “Board”), effective July 21, 2023. Mr. West will serve on the Board’s Audit Committee.

Mr. West is an accomplished pet food and consumer products executive who brings over three decades of experience leading a range of blue-chip consumer companies and well-known brands. His experience includes serving as Chief Executive Officer of Big Heart Pet Brands (formerly a part of Del Monte Foods) and as Chief Executive Officer, President and director of The Hershey Company (“Hershey”).

“Dave is a highly regarded industry veteran with a track record of driving growth at the helm of pet food and consumer goods companies. We are thrilled to welcome him to the Board,” said Walt George, Chair of the Board. “As Freshpet continues to build on its strong brand loyalty and growth momentum, Dave will bring valuable operating and financial insights and perspective drawn from a successful career as CEO, CFO and director at leading public companies in our industry. We look forward to leveraging his expertise to support our continued growth and create value for our shareholders.”

Mr. West said, “As a long-time admirer of Freshpet, I am honored to join the Company’s Board of Directors. I look forward to contributing my operating and financial expertise in pure play pet food and treats to the Board as Freshpet executes its strategy to drive profitability and deliver long-term, sustainable value to its shareholders.”

Mr. West will stand for election as a Class III director at the Company’s 2023 annual meeting of shareholders (the “Annual Meeting”), and replaces Charles Norris, who is retiring from the Board immediately and not standing for election in accordance with the Company’s mandatory retirement policy. In accordance with the previously announced Chair transition, current director and Chair of the Board’s Nominating, Governance and Sustainability Committee Walt George has assumed the role of Chair of the Board, effective immediately.

With the addition of Mr. West and retirement of Mr. Norris, the Board is now comprised of 10 directors, nine of whom are independent. Today’s announcement continues the Board’s refreshment process, which also included the recent appointment of former Conagra executive David Biegger to the Board this past May.

Continued Progress on Governance Transformation Roadmap

Today’s announcement demonstrates continued progress on the Board’s multi-year governance transformation roadmap to support the Company’s continued growth. Announced in 2020, this governance transformation has included implementing a staged declassification of the Board and the elimination of all supermajority voting provisions, significant refreshment of the Board’s composition, diversity and expertise, and other notable governance enhancements commensurate with Freshpet’s continued growth and expansion.

David J. West Biography

Mr. West has served as a partner of Centerview Capital Consumer since May 2016. He previously served as Chief Executive Officer and President of Big Heart Pet Brands (formerly a part of Del Monte Foods) from August 2011 to March 2015, one of the world’s largest pure-play pet food and treats company at that time. Mr. West oversaw the creation of approximately $2 billion of equity value for investors during his tenure as CEO of Big Heart Pet Brands, where he repositioned the business to increase focus on growth and innovation, launched new products, enhanced specialty pet distribution channels, led the company through its rebrand and oversaw the company’s sale to The J. M. Smucker Company in March 2015. He then served The J. M. Smucker Company as President, Big Heart Pet Food and Snacks until March 2016 and as a Senior Advisor until April 2016.

Mr. West previously served as CEO, President and director of Hershey from 2007 to May 2011. Under his leadership, Hershey increased its investment in domestic and international operations, improved the effectiveness of its supply chain and business model, and accelerated its advertising, brand building and distribution programs. Prior serving as CEO, Mr. West spent a decade in various leadership roles at Hershey, including serving as Chief Operating Officer, Chief Financial Officer, Chief Customer Officer, and Senior Vice President of Strategy and Business Development. Prior to Hershey, Mr. West held a range of senior positions at the Nabisco Biscuit and Snacks group, including Senior Vice President, Finance, and Vice President, Corporate Strategy and Business Planning.

Mr. West is currently a member of the Board of Directors of Advantage Solutions Inc. and Simply Good Foods and was a member of the Board of Directors of Hershey (from 2007 to 2011), Del Monte Foods (from 2011 to 2014), Big Heart Pet Brands (from 2014 to 2015) and The J. M. Smucker Company (from 2015 to 2016). He received a bachelor of science degree, cum laude, in Business Administration from Bucknell University in Lewisburg, Pennsylvania.

About Freshpet

Freshpet is the leading fresh food for dogs and cats. Since its conception in 2006, Freshpet has been on a mission to transform the lives of dogs and cats through the power of fresh, nutritious food, while pushing the boundaries of sustainable practices. The recipes are developed by Veterinarian Nutritionists and made with natural whole ingredients, like fresh meats, vegetables and fruits, which are cooked in small batches at lower temperatures to preserve their natural goodness. Sustainably-made in Bethlehem, PA and their new Kitchens in Ennis TX, Freshpet foods and treats are kept refrigerated until they arrive at Freshpet fridges in your local market, or are delivered direct to your door.

Freshpet is available in a growing number of mass, grocery, natural food, club, and pet specialty retailers across the United States, Canada and Europe, as well as online in the U.S. for direct delivery and through its partnership with Petco. From the care taken in partnering with farmers whose values align with theirs, to how each recipe is made, Freshpet’s commitment to integrity, transparency and social responsibility is a point of pride.

Connect with Freshpet:

https://www.facebook.com/Freshpet

https://twitter.com/Freshpet

http://instagram.com/Freshpet

http://pinterest.com/Freshpet

https://www.tiktok.com/@freshpet

Forward-Looking Statements

Certain of the Company’s statements included herein constitute “forward-looking” statements, including statements related to the future impact of the novel coronavirus, the future progress of our Freshpet Kitchens expansion, future governance changes, our growth potential and plans, our projected or targeted operating results, our ability to meet our sustainability targets, goals, and commitments, including due to the impact of climate change, our expectations regarding our future operating and economic environment, and our long-term capacity planning. These statements are based on management’s current opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results. These forward-looking statements are only predictions, not historical fact, and involve certain risks and uncertainties, as well as assumptions. Actual results, levels of activity, performance, achievements and events could differ materially from those stated, anticipated or implied by such forward-looking statements. While Freshpet believes that its assumptions are reasonable, it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect actual results. There are risks and uncertainties that could cause actual results to differ materially from forward-looking statements made herein, including potential costs associated with shareholder activism. For a detailed discussion of risks, uncertainties and other factors that could cause our actual results to differ materially from those anticipated or expressed in any forward-looking statements, see the section entitled “Risk Factors” in the Company’s latest annual report on Form 10-K and its quarterly reports on Form 10-Q filed with the SEC. Such forward-looking statements are made only as of the date they are made. Freshpet undertakes no obligation to publicly update or revise any forward-looking statement because of new information, future events or otherwise, except as otherwise required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements.

Important Additional Information and Where to Find It

This communication is being made in connection with the Company’s upcoming 2023 annual meeting of shareholders (the “Annual Meeting”). The Company intends to file a proxy statement (the “Proxy Statement”), an accompanying WHITE proxy card and other relevant documents with the Securities and Exchange Commission (the “SEC”) in connection with the Annual Meeting. BEFORE MAKING ANY VOTING DECISION, SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING. Security holders may obtain free copies of the Definitive Proxy Statement and other documents containing important information about Freshpet once such documents are filed with the SEC, free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents will also be available free of charge on the “Investors” section of Freshpet’s website at www.investors.freshpet.com.

Participants in the Solicitation

Freshpet, members of our Board of Directors and certain of our executive officers are “participants” in the solicitation of proxies from the Company’s shareholders in connection with the Annual Meeting. Information regarding the Company’s Board of Directors and executive officers and their respective interests in the Company, by security holdings or otherwise, is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 28, 2023, as amended on May 1, 2023. To the extent such ownership interests have changed since such filings, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC, and will be reflected in the Proxy Statement for the 2023 Annual Meeting when filed with the SEC. Security holders may obtain free copies of these documents as described above.

Investor Contact:

ICR

Jeff Sonnek

646-277-1263

Jeff.sonnek@icrinc.com

Media Contact:

Freshpet@edelmansmithfield.com

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